UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

REGENCY CENTERS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date Filed:

Notice of 2020 Annual Meeting of Shareholders and Proxy Statement

HOMEGROWN
THE VILLAGE
AT RIVERSTONE
TESLA
WHOLE FOODS MARKET

Regency Centers.

Notice of Annual Meeting of Shareholders

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Wednesday, April 29, 2020, beginning at 9:00 A.M., Eastern Time, at the Seafoam room, Surf Club building, Ponte Vedra Inn and Club, 200 Ponte Vedra Blvd., Ponte Vedra Beach, Florida 32082.

The meeting will be held for the following purposes:

1.	To elect as directors the 11 nominees named in the attached proxy statement to serve until the 2021 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve an advisory resolution approving executive compensation for fiscal year 2019.

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal year 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on March 9, 2020 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Barbara C. Johnston

Senior Vice President, Secretary

and General Counsel

Dated: March 12, 2020

  MEETING INFORMATION

DATE:	Wednesday, April 29, 2020

TIME:	9:00 A.M., Eastern Time

PLACE:	Ponte Vedra Inn and Club Seafoam room, Surf Club building 200 Ponte Vedra Blvd. Ponte Vedra Beach, Florida 32082

  LIVE WEBCAST

The meeting will be available via live webcast on our website at investors.regencycenters.com.

  HOW TO VOTE

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 9, 2020.

BY INTERNET www.proxyvote.com

BY PHONE Call 1.800.690.6903

BY MAIL Complete, sign and return by free post

IN PERSON Attend the Annual Meeting

On or about March 13, 2020, we will mail to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

2020 PROXY STATEMENT    i

| Table of Contents

ii    REGENCY CENTERS CORPORATION

Table of Contents |

2020 PROXY STATEMENT    iii

Proxy Summary |

Proxy Summary	Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareholders

Time and Date:	9:00 A.M., Eastern Time, April 29, 2020

Place:	Ponte Vedra Inn and Club Seafoam room, Surf Club building 200 Ponte Vedra Blvd. Ponte Vedra Beach, Florida 32082
Record Date:	March 9, 2020

This proxy statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 13, 2020 in connection with the solicitation by our board of directors of proxies to be used at our 2020 annual meeting of shareholders.

Shareholder Voting Matters

Proposals		Board’s Voting Recommendation	Page

1.	Election of Directors	FOR all Director Nominees	8

2.	Advisory Vote on Executive Compensation	FOR	22

3.	Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm	FOR	43

Our Director Nominees

You are being asked to vote on the election of the 11 director nominees listed below. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found under Proposal One: Election of Directors. The board has determined that each nominee is independent except for Mr. Stein and Ms. Palmer. Upon election of these directors at the annual meeting of shareholders, the directors shall hold the committee memberships as follows:

			Committee Membership
Name and Primary Occupation	Age	Director Since	Audit	Compensation	Nominating and Governance	Investment
Joseph F. Azrack Principal of Azrack & Company and Executive Chairman of Safanad Real Estate Group	72	2017		🌑		¶
Bryce Blair Chairman of Invitation Homes Inc., Chairman of PulteGroup, Inc. and Principal of Harborview Associates, LLC	61	2014			¶	🌑
C. Ronald Blankenship Lead Director of the Board and Director of Civeo Corporation	70	2001	🌑			🌑
Deirdre J. Evens Executive Vice President and General Manager, Records and Information Management, North America of Iron Mountain	56	2018	🌑	¶
Thomas W. Furphy Chief Executive Officer and Managing Director of Consumer Equity Partners	53	2019		🌑		🌑
Karin M. Klein Founding Partner of Bloomberg Beta	48	2019	🌑		🌑
Peter D. Linneman Principal of Linneman Associates and of American Land Funds	68	2017	🌑		🌑
David P. O’Connor Managing Partner of High Rise Capital Partners, LLC	55	2011		🌑	🌑
Lisa Palmer President and Chief Executive Officer of Regency Centers Corporation	52	2018				🌑
Martin E. Stein, Jr. Executive Chairman of the Board and Former Chief Executive Officer of Regency Centers Corporation	67	1993				🌑
Thomas G. Wattles Director of Columbia Property Trust	68	2001	¶			🌑

🌑 Member      ¶ Committee Chair           Financial Expert

2020 PROXY STATEMENT    1

| Proxy Summary

OUR COMMITMENT TO EXCELLENCE IN

PERFORMANCE AND SHAREHOLDER VALUE

2019 was another solid year of performance for our Company. Growth of Core Operating Earnings, which eliminates certain non-recurring and non-cash impacts, was over 4% when adjusted for the adoption of Accounting Standard Codification 842, leases. Dividend growth exceeded 5% for the year, and we maintained a healthy dividend payout ratio at about 72%. In August 2019, the Company announced its executive succession plan, which is later described under the “Compensation Discussion and Analysis” section on page 23. Our leadership team brings a deep understanding of the key aspects of the Company’s business, objectives, and vision and they are dedicated to continuing our time-tested strategies to ensure future success.

As we move forward into 2020, we remain confident in our abilities to deliver long term shareholder value through the execution and application of the Company’s unequaled combination of strategic advantages including:

◾

The inherent quality of our 400+ high-quality neighborhood and community shopping centers anchored by market leading grocers and located in affluent suburban and near urban trade areas in the country’s most desirable metro areas that produce highly desirable and attractive centers with best-in-class retailers;

◾

Our experienced development and redevelopment capabilities and deep pipeline that will enable us to achieve our goal of starting $1.25 to $1.5 billion of value-add developments and redevelopments over the next five years;

◾	Free cash flow after capital expenditures and dividends that funds our developments and redevelopments on an extremely favorable and cost effective basis supported by our strong balance sheet; and
◾	The Company’s exceptional team, located in top markets across the country with a commitment to industry leading operating systems, including our environmental, social, and governance practices.

i. 2019 for peers are weighted average of peer estimates. Peers are BRX, SITC, FRT, KIM, ROIC, RPAI, WRI

2019 Performance Highlights

$1.43 Net Income Per Share	4.3% Core Operating Earnings Growth	$3.89 NAREIT FFO Per Share	5.4% Dividend Growth Per Share	95.1% Same Property Percent Leased

2.1% Increase in Same Property Net Operating Income	7.4 (in millions) Square Feet of New & Renewal Leases Executed	$265 (in millions) Development and Redevelopment Starts	$282 (in millions) Acquisitions of premier shopping centers	Moody’s and S&P Global Rating Baa1/BBB+ Positive Outlooks

2    REGENCY CENTERS CORPORATION

Proxy Summary |

OUR COMMITMENT TO EXCELLENCE IN STAKEHOLDER ENGAGEMENT

To own, operate, and develop successful shopping centers, we engage with a wide variety of stakeholders, including shareholders, bondholders, lenders, employees, joint venture and co-investment partnerships, tenants, and the local communities where our properties are located. Considering the needs and feedback of these stakeholders is crucial to the value-creation process as they are often vested in our projects and are in a position to significantly influence long-term success.

Stakeholder Group	Level of Engagement	Engagement Approach	Topics of Discussion
Shareholders, Bondholders and Lenders	Organizational Level

◾ One-on-one meetings with individuals and institutions through headquarter visits, property tours and non-deal road shows

◾ Direct dialogue through Regency-hosted Investor Days and quarterly earnings conference calls

◾ Interactions facilitated via industry associations and sell-side analyst conferences

◾ Direct feedback through perception studies

◾ Information sharing via company filings

Company goals and strategic objectives, performance and expectations, transparent disclosure, corporate governance, other ESG initiatives
Employees	Individual Level

◾ One-on-one engagement and annual satisfaction surveys

◾ Direct dialogue through employee review meetings, quarterly town hall meetings and Q&A sessions with the Executive Committee

◾ Open door policy that encourages employees to offer opinions or raise concerns informally

◾ Special project and training workshops

◾ Formal reporting mechanisms to raise issues such as fraud, harassment, etc.

Employee satisfaction, benefits and compensation, health and safety, career development and training, diversity and equal opportunity
Co-Investment Partners	Organizational Level

◾ Dedicated Joint Venture Portfolio Management team

◾ Proactive and regular one-on-one dialogue

◾ Direct dialogue through property tours, monthly financial calls, quarterly leasing calls, and annual meetings

Property performance and expectations, ESG initiatives
Tenants	Organizational Level/Asset Level

◾ One-on-one contact with tenants performed by in- house Property Management team

◾ Direct contact with national, regional and local retailer representatives

◾ Direct feedback via annual tenant survey and focus groups

Tenant performance, tenant satisfaction, property maintenance, property health and safety, property efficiency and sustainable building practices
Communities	Project/Asset Level

◾ One-on-one dialogue with local and regional planning agencies, municipal boards, permitting authorities and community groups

◾ Philanthrophy, both financial and volunteer time

◾ Direct dialogue through open houses and town halls

◾ Monitoring via social media

Project-specific information, community interests and needs, curated merchandising and placemaking

Our approach to stakeholder engagement is described in detail in our annual Corporate Responsibility Report posted on our website at www.regencycenters.com.

2020 PROXY STATEMENT    3

| Proxy Summary

OUR COMMITMENT TO EXCELLENCE IN

CORPORATE RESPONSIBILITY

Our vision is to be the preeminent national owner, operator and developer of shopping centers, creating places that provide a thriving environment for outstanding retailers and service providers to connect with the surrounding neighborhoods and communities. Our values, including the critical importance that we place on corporate responsibility, have been and always will be the foundation of who we are and what we do.

The corporate responsibility committee comprised of key members of management and other employees lead the initiatives of our Company’s corporate responsibility. The committee reports annually to our nominating and governance committee.

Our pillars of corporate responsibility include:

Our People: Our people are our most fundamental asset, each one exemplifying our unique culture in their daily actions. Ensuring that people are passionate about their work and connected to their teams promotes better performance. We have received the First Coast Healthiest Companies Award, granted by Jacksonville’s First Coast Worksite Wellness Council, for 11 consecutive years due to our focus on employee safety, well-being, training & education and diversity.

Ethics and Governance: From Regency’s founding more than 55 years ago we have based our business policies on the highest ethical principles. As stewards of our investors’ capital, we are committed to best-in-class corporate governance practices. There is great emphasis on integrity and transparency, which extends to our reporting, long-term value creation for our stakeholders, and a strong culture of business compliance, which Institutional Shareholders Services (ISS) consistently recognizes with its highest Governance score of “1.”

Our Communities: We are long-term owners of our centers with a local presence in every major market of operation. We believe it is imperative that we better the communities where we operate, live, and work. Philanthropy and giving back are cornerstones of what we do and who we are, more than 75% of Regency employees donated their time in 2018, and total philanthropic donations were nearly $1.4 million. Our local teams personally customize and cultivate our centers by bringing tenants and shoppers together. Our vibrant shopping centers utilize distinctive designs with an emphasis on convenience, visibility, and connectivity for the best retail environment possible.

Environmental Stewardship: We focus on five strategic priorities to identify and implement sustainable business practices and minimize our environmental impact: green building, energy efficiency, greenhouse gas emission reductions, water conservation, and waste management. Our focus on these priorities allows us to address material environmental topics such as air pollution, climate change, and resource scarcity. Our environmental stewardship integrates management responsibilities across our development and operations units and continues our commitment to sustainable business practices and long- term success. In recognition of these efforts, we have received the Global Real Estate Sustainability Benchmark (GRESB) Green Star for five consecutive years.

Our approach to corporate responsibility and key environmental, social, and governance initiatives are described in detail in our annual Corporate Responsibility Report posted on our website at www.regencycenters.com.

4    REGENCY CENTERS CORPORATION

Proxy Summary |

OUR COMMITMENT TO EXCELLENCE IN CORPORATE GOVERNANCE

Corporate Governance Framework

Ongoing Best Practices

We continue to monitor trends and best practices in corporate governance. In 2019 and early 2020, we enhanced the following governing documents to align them more fully with current best practices:

Code of Business Conduct and Ethics	Clawback Policy	Policy Statement on Insider Trading

Political Activities & Contributions Policy	Related Party Transaction Policies and Procedures	Stock Ownership and Retention Policy

Conflicts of Interest Policy	Committee Charters for Audit, Compensation and Nominating and Governance

2020 PROXY STATEMENT    5

| Proxy Summary

Ongoing Board Refreshment

We understand that the quality, dedication and chemistry of our board have been integral to the Company’s success. To ensure these vital characteristics are maintained in the future, our board adopted a Board Succession Plan in 2014, laying out a thoughtful, measured path to board refreshment. The plan was re-evaluated and updated in 2017 to include, among other things, enhancement of board diversity and specifically gender diversity.

In the years since the adoption of the succession plan, we have achieved a significant refreshment of our board, reflecting a balanced set of experienced board members and less tenured directors who bring fresh perspectives and differing backgrounds, as follows:

◾	Three of our directors are women and a standing committee is chaired by a woman
◾	Six long-tenured independent directors have retired or resigned from our board in accordance with the refreshment process, bringing the average tenure from 14 years in 2014 to 8 years currently
◾	Eight new directors have been added since 2014 (one of whom elected in 2017 resigned due to other commitments)
◾	Average age of directors decreased from 64 years in 2017 to 61 years currently
◾	Our board’s consumer retailer and technology skill set has been enhanced
◾	On January 1, 2020, our Chairman and Chief Executive Officer retired from the Chief Executive Officer position and is now Executive Chairman

Characteristics of Board Nominees

6    REGENCY CENTERS CORPORATION

Proxy Summary |

Skills of Board Nominees

Each of our board nominees possess one or more of the skills listed below:

2020 PROXY STATEMENT    7

| Proposal One: Election Of Directors

Proposal One: Election Of Directors

Director Nominees

Our articles of incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without shareholder approval. As of the date of this proxy statement, our board has eleven directors. Assuming all nominees are elected, our board will continue to have eleven directors after our annual meeting. Our board of directors nominated all existing members to stand for re-election at the 2020 meeting. All nominees were elected as directors by shareholders at the 2019 annual meeting. All directors elected at the meeting will serve until the 2021 annual meeting and until their successors are elected and qualified.

The accompanying proxy will be voted for the election as directors of each of the board’s nominees unless a shareholder specifies a contrary choice. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our board of directors or our board may reduce the number of directors.

Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Our board of directors recommends a vote “for” the election of each of its nominees.

Nominees and Director Qualifications

The following biographies of our nominees contain information regarding the person’s service as a director, business experience, other director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The biographies reflect the committee memberships the nominees shall hold upon their election.

We believe that each nominee possesses the core competencies that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The experiences, qualifications, attributes and skills, as shown below, that caused the nominating and governance committee and the board to determine that the person should serve as a director of our Company are described in each nominee’s biography.

8    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

Martin E. Stein, Jr. Age: 67 Director Since: 1993 Executive Chairman

Professional Experience:

Mr. Stein, a graduate of Washington and Lee University, holds an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Stein has been our Executive Chairman of the Board since January 1, 2020, having served as a director of the Board since 1993 and its Chairman since 1998. Mr. Stein served as Chief Executive Officer from our initial public offering in 1993 until December 31, 2019. He was our President and Chief Executive Officer from 1993 until 1998 and president of our predecessor real estate division beginning in 1981 and Vice President from 1976 to 1981. He is a director of FRP Holdings, Inc., a publicly held real estate company. He served as past Chairman of the National Association of Real Estate Investment Trusts (“NAREIT”), and is a member of the Urban Land Institute (“ULI”), the International Council of Shopping Centers (“ICSC”) and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI and a former director of Stein Mart, Inc. from 2001 to 2014.

Board Committees ◾ Investment Other public company boards ◾ FRP Holdings, Inc.

Principal occupation or employment

◾ Our Executive Chairman of the board

Qualifications

Extensive experience in real estate development, acquisitions, financing and operations. Expert in the REIT industry, strategic planning, capital allocation, people management and executive compensation.

Joseph F. Azrack Age: 72 Director Since: 2017

Professional Experience:

Mr. Azrack, a graduate of Villanova University, holds an M.B.A. from Columbia University. Mr. Azrack served on the board of Equity One, Inc. from 2016 until its merger with us in 2017. Mr. Azrack is the principal of Azrack & Company, a real estate investment and advisory firm which he founded in January 2015. Since June 2014, Mr. Azrack has also served as a director of the Berkshire Group, a private real estate investment management company. Since January 2015, Mr. Azrack has also served as the Executive Chairman of the Safanad Real Estate Group, a global principal investment firm. From 2008 through 2014, Mr. Azrack was the managing partner, Chairman and senior advisor at Apollo Global Real Estate Management. In this capacity, he served as the Chairman and Chief Executive Officer of Apollo Commercial Real Estate Finance, Inc., a publicly traded company listed on the New York Stock Exchange (“NYSE”), and a director of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe. Prior to Apollo, he was Chairman and Chief Executive Officer of AEW Capital Management, a leading global real estate investment management company, where he was also a member of the Taubman Centers Inc. operating partnership committee from 1985 to 1999. Mr. Azrack is an adjunct professor at the Columbia University Graduate School of Business where he has taught real estate entrepreneurship since October 2014.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾ Executive Chairman of the Safanad Real Estate Group and Principal of Azrack & Company

Qualifications

Extensive real estate and financial expertise. He also has experience as an investor and executive of real estate companies.

2020 PROXY STATEMENT    9

| Proposal One: Election Of Directors

Bryce Blair Age: 61 Director Since: 2014

Professional Experience:

Mr. Blair, a graduate of the University of New Hampshire, holds an M.B.A. from Harvard Business School. He has served as Chairman of Invitation Homes, Inc. since 2017. Mr. Blair also serves as Chairman of PulteGroup, Inc., one of the largest home builders in the U.S. Mr. Blair serves as the principal of Harborview Associates, LLC, which holds and manages investments in various real estate properties. He has served as Chairman, from 2002 through 2013, and Chief Executive Officer, from 2001 through 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments. Mr. Blair also serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. He previously served on the Advisory Board of the MIT Center for Real Estate. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a partner with Trammell Crow Residential. Mr. Blair also previously served as senior advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is a past Chairman of NAREIT, where he also served on the executive committee and the Board of Governors. He is a past member of ULI where he served as a Trustee and was past Chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Board Committees ◾ Nominating and Governance ◾ Investment Other public company boards ◾ PulteGroup, Inc. ◾ Invitation Homes, Inc.

Principal occupation or employment

◾ Chairman of Invitation Homes, Inc., Chairman of PulteGroup, Inc. and the Principal of Harborview Associates, LLC

Qualifications

Extensive experience in real estate development and investment. Strong background in corporate strategy and corporate governance.

C. Ronald Blankenship Age: 70 Director Since: 2001 Lead Director

Professional Experience:

Mr. Blankenship, a graduate of the University of Texas, is a certified public accountant. Mr. Blankenship served as the President and Chief Executive Officer of Verde Realty in January 2009 and assumed the additional role of its Chairman from January 2012 to December 2012. Prior to 2009, he served in various executive and director capacities at Security Capital Group and Archstone Communities Trust. He serves as a director of Civeo Corporation, a provider of work-force accommodations. He formerly served as trustee of Prologis Trust and director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. Mr. Blankenship serves as a director of Pacolet-Miliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private real estate investment management company, and Merit Hill Holdings, LP, a privately held owner and operator of self-storage facilities. He served as interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from 1999 until 2001. While he was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the Chief Financial Officer and President of office development for Mischer Corporation, a Houston-based real estate development company.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Civeo Corporation

Principal occupation or employment

◾ Former President and Chief Executive Officer of Verde Realty

Qualifications

Expert in real estate development, acquisitions, financing and operations. Extensive experience in the REIT industry, strategic planning, capital allocation, people management and executive compensation.

10    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

Deirdre J. Evens Age: 56 Director Since: 2018

Professional Experience:

Ms. Evens, a graduate of Cornell University, currently serves as Executive Vice President and General Manager, North America, Records and Information Management of Iron Mountain. Prior to that she served as its Chief of Operations from January 2018 to June 30, 2018 and as its Chief People Officer and Executive Vice President from July 21, 2015 to January 2018. Prior to her service with Iron Mountain, Ms. Evens served as an Executive Vice President of human resources at Clean Harbors, Inc. from 2011 to July 2015, overseeing all aspects of human resources and employee development for a global workforce of more than 13,000 employees. From 2007 to 2011, Ms. Evens served as Executive Vice President of corporate sales & marketing for Clean Harbors. Prior to her service with Clean Harbors, Ms. Evens served as Senior Vice President of member insight at BJ’s Wholesale Club from 2006 to 2007 and held a series of positions of increasing responsibility at Polaroid Corporation from 1986 to 2006, including her role as Senior Vice President of strategy.

Board Committees ◾ Audit ◾ Compensation Other public company boards ◾ None

Principal occupation or employment

◾ Executive Vice President and General Manager, Records and Information Management, North America of Iron Mountain

Qualifications

Strong background in corporate strategy, global risk, addressing technological change, sales, general management, marketing and human resources.

Thomas W. Furphy Age: 53 Director Since: 2019

Professional Experience:

Mr. Furphy, a graduate of Hartwick College, currently serves as Chief Executive Officer and Managing Director of Consumer Equity Partners, a venture capital and venture development firm. Prior to that, Mr. Furphy served as Vice President of Consumables and AmazonFresh at Amazon from 2005 to 2009, where he was responsible for the underlying strategy, development and execution of the company’s grocery and health and beauty businesses. Prior to Amazon, Mr. Furphy was the founder and Chief Executive Officer of Notiva, a leading provider of web-based trade settlement software for retailers and their trading partners. Prior to Notiva, from 1991 to 1999, he held various senior management roles at Wegmans Food Markets. Mr. Furphy also serves as Chairman of Ideoclick, Inc., a full service ecommerce private agency and as a board member of Fairway Group Holdings Corp., a private parent company of Fairway Market, a grocery store operator. He previously served as a board member of BevyUp, a private digital retail selling platform, which was acquired by Nordstrom in March 2018.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾ Chief Executive Officer and Managing Director of Consumer Equity Partners

Qualifications

Extensive experience in retail, technology, marketing, finance and leadership.

2020 PROXY STATEMENT    11

| Proposal One: Election Of Directors

Karin M. Klein Age: 48 Director Since: 2019

Professional Experience:

Ms. Klein, a graduate of the University of Pennsylvania, holds an M.B.A from the Wharton School of University of Pennsylvania. She serves as the founding partner of Bloomberg Beta, a venture capital firm which invests in technology companies that help businesses work smarter, with a focus on machine intelligence, since 2013. Prior to launching Bloomberg Beta, Ms. Klein was responsible for strategy and business development for Bloomberg L.P. from 2010 to 2013 including serving as head of new initiatives. Prior to Bloomberg, from 2000 to 2010, Ms. Klein served in various roles at Softbank Corp., a multinational telecommunications and technology company, including the role of director of corporate development. Before Softbank, she also held investing and operating roles at several investment companies and co-founded a children’s education business. She serves as a director of Paramount Group, Inc., and formerly served as a member of the board of trustees of Harvey Mudd College.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ Paramount Group, Inc.
Principal occupation or employment ◾ Founding Partner of Bloomberg Beta Qualifications Extensive experience in media, technology, investments, finance, accounting, strategy and leadership.

Peter D. Linneman Age: 68 Director Since: 2017

Professional Experience:

Dr. Linneman holds both an M.A. and a doctorate degree in economics from the University of Chicago. He served on the board of Equity One, Inc. from 2000 until its merger with us in 2017. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate. He serves as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., and Equity Commonwealth. Dr. Linneman served as a director of Bedford Property Investors, Inc., Atrium European Real Estate Ltd. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. He was also Chairman of Rockefeller Center Properties.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ AG Mortgage Investment Trust, Inc. ◾ Paramount Group, Inc. ◾ Equity Commonwealth

Principal occupation or employment

◾ Principal of Linneman Associates and American Land Funds

Qualifications

Extensive experience in financial and business advisory services and investment activity. Experience as a member of numerous public and private boards, including many real estate companies.

12    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

David P. O’Connor Age: 55 Director Since: 2011

Professional Experience:

Mr. O’Connor, a graduate of the Carroll School of Management at Boston College, holds an M.S. degree in real estate from New York University. Mr. O’Connor serves as managing partner of High Rise Capital Partners, LLC and non-executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He was the co-founder and senior managing partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. Mr. O’Connor serves as director of Prologis, Inc., a global leader in industrial real estate, and served as director of Paramount Group, Inc., an owner-operator and manager of high- quality office properties from November 2014 to June 2018. From 1994 to 2000, he was principal, co-portfolio manager and investment committee member of European Investors, Inc., a large dedicated REIT investor. He serves on the board of trustees of Boston College, the investment committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the executive committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. Mr. O’Connor also serves as a national trustee of PGA REACH, the charitable foundation of the PGA of America. He is a frequent speaker at REIT investment forums and conferences and has served as an adjunct instructor of real estate at New York University.

Board Committees ◾ Compensation ◾ Nominating and Governance Other public company boards ◾ Prologis, Inc.

Principal occupation or employment

◾ Managing Partner of High Rise Capital Partners, LLC and Non-Executive Co-Chairman of HighBrook Investment Management, LP

Qualifications

Experience as a successful real estate securities investor as well as hedge fund manager. Extensive knowledge and experience in real estate securities and capital markets.

Lisa Palmer Age: 52 Director Since: 2018

Professional Experience:

Ms. Palmer, a graduate of the University of Virginia, holds an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Palmer became our Chief Executive Officer on January 1, 2020, and has served as our President since January 1, 2016 to date. Previously, she served as our Chief Financial Officer from January 2013 to August 12, 2019. From 2013 to 2015, she was our Executive Vice President and Chief Financial Officer, and prior to that, served as senior vice president of capital markets from 2003 until 2013. She served as senior manager of investment services in 1996 and assumed the role of Vice President of capital markets in 1999. Prior to joining our Company, Ms. Palmer worked with Accenture, formerly Andersen Consulting Strategic Services, as a consultant and financial analyst for General Electric. She is a director, Chair of the compensation committee and member of the audit committee of ESH Hospitality, Inc., an owner/operator of hotels and the subsidiary of Extended Stay America, Inc., and a director of Brooks Rehabilitation, a private healthcare organization. She is also a director for the Jax Chamber, a board member of United Way of Northeast Florida, an executive board member of NAREIT, a member of ULI, and a member of the ICSC. She previously served as an advisory board member for the Florida Institute of CFOs.

Board Committees ◾ Investment Other public company boards ◾ ESH Hospitality, Inc.

Principal occupation or employment

◾ Our Chief Executive Officer since January 1, 2020 and President since January 1, 2016

Qualifications

Extensive knowledge of the shopping center and real estate industries along with finance and capital markets, operations, public board strategy and governance.

2020 PROXY STATEMENT    13

| Proposal One: Election Of Directors

Thomas G. Wattles Age: 68 Director Since: 2001

Professional Experience:

Mr. Wattles, a graduate of Stanford University, holds an M.B.A. from the Stanford Graduate School of Business. Mr. Wattles is a director of Columbia Property Trust, a publicly held office REIT. Mr. Wattles served as Chairman of DCT Industrial Trust, a publicly held industrial property REIT, from 2003 to August 2018. Mr. Wattles was a principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was managing director, then Co-Chairman and Chief Investment Officer of ProLogis, Inc. from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Inc., Interpark Holdings Incorporated and Security Capital European Realty. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Columbia Property Trust

Principal occupation or employment

◾ Former Chairman of DCT Industrial Trust

Qualifications

Extensive experience in the REIT industry, including cross-border experience. Expert in real estate development, acquisitions, finance and operations. He has significant knowledge of capital allocation, strategic planning and accounting.

14    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

Board of Directors

Our board of directors, of which all of the members are elected annually, represents the best interests of our shareholders by overseeing the business and affairs of the Company. Members of the board participate in quarterly board and committee meetings, engage with senior management of the Company, tour operating and in-project properties in conjunction with meetings, review and provide input in the Company’s strategic plan and principal issues, discuss feedback from shareholders and other stakeholders, and bring in outside speakers to discuss relevant topics of interest.

Independent Directors

Our board of directors has determined that Joseph F. Azrack, Bryce Blair, C. Ronald Blankenship, Deirdre J. Evens, Thomas W. Furphy, Karin M. Klein, Peter D. Linneman, David P. O’Connor and Thomas G. Wattles, are “independent” as defined by applicable Nasdaq Stock Market listing standards. The board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these categorical independence tests.

Board Succession Plan

Believing strongly that the quality, dedication and chemistry of the board are key factors in the Company’s success, the board adopted a Board Succession Plan in 2014, establishing a measured plan for board refreshment over a period of years. The board believes that a well-conceived succession plan will help maintain these vital characteristics in the future. The plan is periodically re-evaluated and was most recently amended in 2017. Among the goals of the amended succession plan are the reduction of the average director tenure and increased diversity in gender, ethnicity, and experience.

Since the adoption of the board succession plan, six long-term independent directors have retired or resigned from our board pursuant to the process set forth in the plan. In those years, the average tenure has decreased from 14 years to 8 years. Assuming that all nominees are elected, our board will have eleven directors after the annual meeting of shareholders in 2020, seven of whom will have joined since 2014.	Reduced average tenure from 14 years to 8 years.

We believe that, in alignment with our succession plan, our board reflects a balanced set of experienced board members and less tenured directors who bring fresh perspectives.

Procedures for Nomination of Directors

The nominating and governance committee assists the board in establishing criteria and qualifications for potential board members. The committee identifies individuals who meet such criteria and qualifications to become board members and recommends to the board such individuals as nominees for election to the board of directors at the next annual meeting of shareholders.

The nominating and governance committee works with the board of directors to determine the appropriate characteristics, skills and experiences for both individual directors and the board as a whole. The objective is to have a board with diverse backgrounds and experience in relevant areas for the benefit of the Company. Characteristics expected of all directors include independence, integrity, sound business judgment and willingness to represent the long-term interests of all shareholders. In evaluating the suitability of individuals as board members, the committee takes into account many factors but does not have a policy that focuses on any one factor. The factors considered by the committee include:

Familiarity with our industry	Understanding of finance and capital markets	Knowledge of the retail industry	Expertise in business operations and developing and executing strategies	Marketing perspective

Technology experience	Disciplines relevant to publicly traded companies	Diversity	Educational and professional background	Personal accomplishments

In addition, using a skills matrix and qualification profiles, the committee will look for skills and experience that will complement and enhance the board’s existing make-up including length of anticipated or possible service

2020 PROXY STATEMENT    15

| Proposal One: Election Of Directors

to assist with board succession and transitions. The committee evaluates each individual in the context of the board as a whole, to recommend a group that can best perpetuate the success of our business.

When vacancies develop, the nominating and governance committee solicits input regarding potential new candidates from a variety of sources, including existing directors and senior management. From time to time, and most recently in the past three years, we have used an executive search firm to assist us in our goal to increase gender diversity on our board, as well as diversity in experience, skills and perspective. Through these and other means, the board has continued to refresh the board by adding directors who bring a sufficient range of different perspectives, generate appropriate challenge and discussion, and fulfill its oversight responsibilities to foster significant value creation for our shareholders. The committee evaluates potential candidates based on their background, experiences and qualifications and also arranges personal interviews of qualified candidates by one or more committee members, other board members and senior management.

Directors may not stand for re-election after reaching age 75, unless the board elects to waive the mandatory retirement age.

Shareholder Recommendations for Potential Director Nominees

The nominating and governance committee will consider written recommendations from shareholders for potential nominees for director for election in 2021. The names of suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 47 of this proxy statement, no later than November 13, 2020. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

To be a valid submission for recommendation to the nominating and governance committee for a potential nominee, the form of recommendation must set forth:

Proxy Access

Our bylaws provide proxy access for shareholders, pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

16    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office. Such number will be reduced by the number of individuals that the board of directors nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal.

Proxy access is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Board Leadership Structure

Our board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The board believes that Mr. Stein shall serve as the board’s Executive Chairman and that it is the appropriate transition from his prior role of Chairman and Chief Executive Officer given Mr. Stein’s in-depth knowledge of the Company and industry. Pursuant to our governance guidelines, whenever the chairman is an executive of the Company, the board elects a lead director from its independent directors. Mr. Blankenship was appointed lead director in 2019. Both the Executive Chairman and the Chief Executive Officer consult periodically with the lead director on board matters, board agendas and on issues facing the Company.

Role of Lead Director

The independent lead director serves as the principal liaison between the Chairman of the board and the independent directors, presides at the executive session of non-management directors at each regularly scheduled board meeting, leads the board’s annual evaluation of the Chairman and the Chief Executive Officer, and performs such other duties as may be assigned by the board.

As lead director, Mr. Blankenship presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Blankenship or any of the other independent directors.

Meeting of Board of Directors

Our board held four regular meetings and one special meeting during 2019. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2019.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting. All of our directors attended the 2019 annual meeting.

All directors attended at least 75% of all meetings of the board and board committees on which they served during 2019.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the board and its committees without Company management present. These executive sessions are chaired by the lead director (at board meetings) or by the independent committee chairs (at committee meetings). The independent directors met in executive session at all of the regularly scheduled board and committee meetings held in 2019.

2020 PROXY STATEMENT    17

| Proposal One: Election Of Directors

Standing Committees

Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and governance committee and an investment committee. Our Company has also established an ad hoc executive committee. Committees are described below. Members of these committees are elected annually by our board of directors. The charter of each committee, other than the ad hoc executive committee, which has no charter, is available on our website at www.regencycenters.com or in printed form by contacting the Secretary and General Counsel at (904) 598-7000.

Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Thomas G. Wattles*, CHAIR

C. Ronald Blankenship*

Deirdre J. Evens

Karin M. Klein*

Peter D. Linneman*

The Board has determined that each member of the Audit Committee is independent as defined under the applicable listing standards of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

◾ Assists the board in monitoring the integrity of financial statements and our compliance with legal and regulatory requirements;

◾ Reviews the independence and performance of our internal and external auditors;

◾ Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm;

◾ Has oversight of the Company’s cyber risk program and initiatives; and

◾ Approves the Audit Committee Report as shown on page 42. The report further details the audit committee’s responsibilities.

*Audit Committee Financial Experts: Our board has determined that each of Messrs. Blankenship, Linneman and Wattles and Ms. Klein qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. Furthermore, all members of the audit committee meet the financial literacy requirements of the Nasdaq Stock Market and no members of the audit committee serves on the audit committee of more than three public companies.

The Committee met nine times in 2019

Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Deirdre J. Evens, CHAIR

Joseph F. Azrack

Thomas W. Furphy

David P. O’Connor

The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes and regularly reviews our compensation and benefits philosophy and program in a manner consistent with corporate financial goals and objectives;

◾ Approves compensation arrangements for senior management, including annual incentive and long-term compensation;

◾ Administers grants under our Omnibus Incentive Plan;

◾ Evaluates our Executive Chairman and CEO’s performance;

◾ Reviews leadership development and succession planning; and

◾ Oversees the Stock Ownership Policy.

The Committee met four times in 2019	The Committee retains Willis Towers Watson as its compensation consultant.

18    REGENCY CENTERS CORPORATION

Proposal One: Election Of Directors |

Nominating and Governance Committee

MEMBERS	KEY RESPONSIBILITIES

Bryce Blair, CHAIR

Karin M. Klein

Peter D. Linneman

David P. O’Connor

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Assists our board in establishing criteria and qualifications for potential board members;

◾ Identifies high quality individuals who have the core competencies, characteristics and experience to become members of our board and recommends to the board the director nominees for the next annual meeting of shareholders;

◾ Establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommends to the board the corporate governance guidelines applicable to us;

◾ Leads the board in its annual review of the board’s performance and establishing appropriate programs for director development and education;

◾ Recommends nominees for each committee of the board;

◾ Oversees the Company’s corporate responsibility program and political activities and contributions; and

◾ Oversees the Company’s compliance program.

The Committee met five times in 2019

Investment Committee

MEMBERS	KEY RESPONSIBILITIES
Joseph F. Azrack, CHAIR Bryce Blair C. Ronald Blankenship Thomas W. Furphy Lisa Palmer Martin E. Stein, Jr. Thomas G. Wattles

◾ Reviews and approves our capital allocation strategy;

◾ Approves thresholds for investments, acquisitions, developments, redevelopments, dispositions and financing transactions that do not require further approval of the investment committee or the board of directors;

◾ Reviews our investment and disposition programs generally; and

◾ Reviews the performance of in-process developments and redevelopments.

The Committee met nine times in 2019

Ad Hoc Committee

The ad hoc executive committee is constituted as needed and shall include the Executive Chairman, Martin E. Stein, Jr., and any two other directors who qualify as independent, as defined by the listing standards of the Nasdaq Stock Market and who are available to meet when committee action is required. If Mr. Stein is unavailable, Lisa Palmer, President and Chief Executive Officer, would serve in his place. The ad hoc executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The ad hoc executive committee may not perform functions reserved under Florida law or the rules of the Nasdaq Stock Market for the full board of directors and, in addition, may not declare dividends. There was one meeting of the ad hoc executive committee during 2019.

Code of Ethics

Our board of directors has long maintained corporate governance guidelines and oversees the establishment of the code of business conduct and ethics for our directors, officers and employees. The code of business conduct and ethics was refreshed in early 2020 to align with current best practices. The corporate governance guidelines and code of business conduct and ethics are posted on our website at www.regencycenters.com.

2020 PROXY STATEMENT    19

| Proposal One: Election Of Directors

Limits on Board Service

Our board of directors is aware of the concept of “overboarding” which refers to a director serving on an excessive number of boards. Such excessive commitments can lead to a director being unable to appropriately fulfill his or her duties. Our corporate governance guidelines have long limited the number of boards on which our directors and officers can serve. Our corporate governance guidelines further provide that no more than two active Regency executives may serve on our board at any time. Our current guidelines provide the following limitations:

Position	Maximum Number of Public Company Boards*
Independent director holding full-time executive position with another company	2
Independent director who is not a full-time executive	4
Regency officer	2	**

* Maximum number includes service on Regency’s board.

** Notwithstanding anything to the contrary, no Regency officer may serve on more than one outside public company board unless a specific exception is made by the Chairman of the board.

Risk Oversight

Our board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee Chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Company has a cyber risk committee comprised of key members of management and other employees. The committee assists the Company in managing cyber risk by evaluating the impact of a potential cyber breach on our business and determining the level of investment in the prevention, detection and response to a breach. This committee reports quarterly to our audit committee.

In addition, the Company has a compliance committee comprised of key members of senior management and other officers. The committee oversees the Company’s robust compliance program and reports annually to our nominating and governance committee.

Risk Consideration in our Compensation Program

The board believes that our compensation policies and practices for our employees are reasonable and properly align our employees’ interests with those of our shareholders. The board believes that there are a number of factors that cause our compensation policies and practices to avoid having any material adverse effect on the Company. The fact that our executive officers have their annual and long term incentive compensation tied to financial metrics as well as total shareholder return as compared to a peer group encourages actions that focus on profitable business for the benefit of shareholders. Our stock ownership policy and our policy prohibiting stock hedging transactions further align the interest of our senior officers with the long term interests of our shareholders. In addition, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

20    REGENCY CENTERS CORPORATION

Compensation of Directors |

Compensation of Directors

Non-employee directors are compensated for their service on our board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

Elements of 2019 Non-Employee Director Compensation

Annual cash retainer:	$70,000

Additional annual cash retainer for:

Lead Director	$35,000

Chair of Audit Committee and Chair of Investment Committee	$20,000

Chair of Compensation Committee and Chair of Nominating and Corporate Governance Committee	$15,000

Members of Audit Committee and members of Investment Committee	$15,000

Members of Compensation Committee and members of Nominating and Corporate Governance Committee	$10,000

Annual stock rights award:	2,000 shares

The compensation committee periodically reviews the compensation of our non-employee directors and considers market practices. We pay directors’ fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Omnibus Incentive Plan which are valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our non-qualified deferred compensation plan. Non-employee directors also receive stock rights awards immediately following the annual meeting of shareholders. Stock rights granted prior to 2018 vest 25% on each of the first four anniversary dates of the grant. Stock rights granted in 2018 or later vest 100% on the first anniversary date of grant.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2019

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Joseph F. Azrack	$96,250	$132,600	$228,850
Bryce Blair	$111,250	$132,600	$243,850
C. Ronald Blankenship	$152,750	$132,600	$285,350
Deirdre J. Evens	$96,250	$132,600	$228,850
Mary Lou Fiala(3)	$33,407	—	$33,407
Thomas W. Furphy	$62,843	$132,600	$195,443
Karin M. Klein	$62,843	$132,600	$195,443
Peter D. Linneman	$96,250	$132,600	$228,850
David P. O’Connor	$91,250	$132,600	$223,850
John C. Schweitzer	$127,492	$132,600	$260,092
Thomas G. Wattles	$121,250	$132,600	$253,850

(1) The following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Name	Number of Shares Issued In Lieu of Director Fees
Joseph F. Azrack	1,083
C. Ronald Blankenship	2,320
Karin M. Klein	381
Peter D. Linneman	1,464

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) which was $66.30 per share on May 7, 2019 for all directors.

(3) Ms. Fiala served as a director until our annual shareholders meeting on May 7, 2019.

In 2019, the compensation committee reviewed a peer analysis of the competitiveness of our non-employee director compensation package and approved the following changes for 2020:

◾	Increase the annual cash retainer for regular board service from $70,000 to $75,000
◾	Grant an additional $10,000 stock award to the Lead Director in addition to the 2,000 annual share grant

2020 PROXY STATEMENT    21

| Proposal Two: Advisory Vote on Executive Compensation

Proposal Two: Advisory Vote on Executive Compensation

We design our executive officer compensation programs to attract, motivate, and retain executives who are capable of achieving our key strategic goals. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives. Pay that reflects performance and aligns with the interests of long-term shareholders are key principles that underlie our compensation program design. We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections.

The compensation committee continues to refine our executive compensation practices and policies consistent with evolving governance practices and business strategy. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with shareholders. We believe the following items reflect our commitment to pay for performance and to maintain a strong executive compensation governance framework.

In accordance with SEC rules, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2019 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our board and compensation committee will review the voting results. To the extent there is any significant negative say-on-pay vote, the board and compensation committee would consider constructive feedback in making future decisions about executive compensation programs.

Our board recommends a vote “for” approval, on an advisory basis, the 2019 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

22    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

Compensation Discussion and Analysis

Introduction

The compensation committee of our board of directors is focused on executive compensation being appropriate in amount and form. The committee strives to align the interests of our executive team with the interests of our shareholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation programs and the underlying philosophy used to develop the programs. Except as otherwise specified, the CD&A focuses on our CEO and the other executive officers named in our Summary Compensation Table. We refer to these individuals as our “named executive officers” or “NEOs.”

On August 1, 2019, the Company announced the transition of Martin E. “Hap” Stein, Jr. from Chairman and Chief Executive Officer to Executive Chairman, effective January 1, 2020. Concurrent with the announcement, Regency’s Board of Directors announced that Lisa Palmer would become Chief Executive Officer, effective January 1, 2020. As part of the Company’s succession plan, Ms. Palmer vacated her role as Chief Financial Officer, retaining her position as President, effective August 12, 2019, with Michael J. Mas assuming the position of Executive Vice President, Chief Financial Officer at that time. Additionally and to more accurately reflect their roles within the Company, James D. Thompson became Executive Vice President Chief Operating Officer, and Dan M. Chandler, III became Executive Vice President, Chief Investment Officer, effective August 12, 2019.

Our Named Executive Officers

Martin E. Stein, Jr. Executive Chairman of the board	Lisa Palmer President and Chief Executive Officer	Michael J. Mas Executive Vice President, Chief Financial Officer	James D. Thompson Executive Vice President, Chief Operating Officer	Dan M. Chandler, III Executive Vice President, Chief Investment Officer

For information with respect to Mr. Stein and Ms. Palmer, please refer to the Election of Directors section.

Michael J. Mas, age 44, has been our Executive Vice President, Chief Financial Officer since August 12, 2019. Prior to that, Mr. Mas served as Managing Director of Finance since February 2017. He served as Senior Vice President of Capital Markets from January 2013 to January 2017. Prior to that, Mr. Mas served as Vice President of Capital Markets and JV Portfolio Management from December 2004 to December 2012. Before joining our Company in 2003, he worked with Deloitte & Touche LLP as Manager for Assurance and Advisory services, supervising professional accountants providing client services in Southeast Florida. Mr. Mas holds a Bachelor of Business Administration from the University of North Florida and a M.B.A. from Florida Atlantic University. He is a member of ICSC and NAREIT.

James D. Thompson, age 64, has been our Executive Vice President, Chief Operating Officer since August 12, 2019. Prior to that, Mr. Thompson served as our Executive Vice President of Operations since January 1, 2016. Prior to that, he served as Managing Director - East Region since 1993. Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981 to 1993. Mr. Thompson holds a Bachelor of Science from Auburn University. He is a member of ICSC and NAREIT, and member of the Advisory Board for the Bergstrom Center for Real Estate Studies at the University of Florida.

Dan M. Chandler, III, age 52, has been our Executive Vice President, Chief Investment Officer since August 12, 2019. Prior to that, Mr. Chandler served as our Executive Vice President of Investments since January 1, 2016. Prior to that, Mr. Chandler served as Managing Director - West Region since 2015, where he oversaw the growth and management of the company’s portfolio and new investments throughout California, Oregon and Washington. From 2007 to 2009, Mr. Chandler was a principal with Chandler Partners, a private commercial

2020 PROXY STATEMENT    23

| Compensation Discussion and Analysis

and residential real estate developer in Southern California. He was a Managing Director – Northeast Investments for Regency from 2006 to 2007, Senior Vice President of Investments (So Cal/Mid-Atlantic) from 2002 to 2006, Vice President of Investments (So Cal) from 1999 to 2002 and was a Director - Project Development (So Cal) at Pacific Retail Trust (PRT) from 1997 until its merger with Regency in 1999. Mr. Chandler holds a Bachelor of Science, a M.B.A. and a Master of Real Estate Development (M.R.E.D.) from the University of Southern California. He is a member of the ICSC and the ULI, where he serves on the Small-Scale Development Council.

Our Compensation Philosophy

Our compensation program is designed to attract, motivate, and retain industry-leading executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.

Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans and severance contracts. The committee is comprised entirely of independent directors as defined by the Nasdaq Stock Market.

The committee evaluates the performance of both the Executive Chairman and CEO and determines compensation based on this evaluation. With respect to our Executive Vice Presidents, the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. The compensation of all NEOs is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2019, the committee engaged Willis Towers Watson to evaluate competitive pay practices, assist in the refinement of our incentive plans and assist in the preparation of our pay disclosures and valuation of our equity awards. A representative from Willis Towers Watson generally attends meetings of the compensation committee and is available to participate in executive sessions and to communicate directly with the compensation committee Chair or its members outside of meetings.

In 2019, we paid Willis Towers Watson approximately $149,000 for compensation consulting services provided to the compensation committee. In 2019, we also paid Willis Towers Watson approximately $120,000 for employee benefits brokerage and advisory services not within the purview of the Willis Towers Watson compensation consultant.

The compensation committee considers all factors relevant to the consultant’s independence from management, including those identified by the Nasdaq Stock Market, and has determined that Willis Towers Watson has no conflict of interest and is independent.

Targeted Level of Compensation

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels near the peer median depending on company and market circumstances as well as the experience level of the individual executive. Annual increases in base salary, cash incentives, performance shares and total direct compensation, while not guaranteed, will be more robust when pay is below the median and more moderate when those compensation levels are more than 10% above the median or exceed the peer 60th percentile. Compensation for top executives will be highly variable with heavy weighting toward incentive compensation rather than fixed components.

We rely on a peer group analysis of total direct compensation prepared annually by Willis Towers Watson as well as the compensation survey of NAREIT to evaluate pay levels for our NEOs. The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on total market capitalization ranging from half to double our size. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly.

24    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

The composition of the peer group reviewed by the compensation committee for 2019 and 2020 compensation is as follows:

Alexandria Real Estate Equities, Inc.	The Macerich Company
Boston Properties, Inc.	National Retail Properties, Inc.
Brixmor Property Group, Inc.	Realty Income Corp.
Duke Realty Corporation	SITE Centers Corp. (formerly DDR)
Essex Property Trust, Inc.	Taubman Centers, Inc.
Federal Realty Investment Trust	UDR, Inc.
Host Hotels & Resorts, Inc.	VEREIT, Inc.
Kimco Realty Corporation	Weingarten Realty Investors

Executive Compensation Highlights

WHAT WE DO	WHAT WE DO NOT DO

Link compensation to the creation of shareholder value by our pay for performance philosophy	Provide excise tax gross-ups

Design our annual incentive plan to be 100% performance based for the NEOs	Maintain compensation programs that encourage unreasonable risk taking

Set the long-term incentive opportunity for our NEOs to be largely based on performance	Have excessive perquisites

Review our peer group annually	Have single triggers in the event of a change of control

Cap our annual and long-term incentive payouts

Pay dividends earned on performance shares only after the performance shares are earned and vested

Use an independent compensation consultant

Have severance agreements but not employment agreements

2019 Say on Pay Results and Shareholder Engagement

Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The compensation committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2019 annual meeting of shareholders, more than 97% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. We believe the results of the 2019 Say on Pay vote demonstrate continued strong shareholder support for our current program.

2020 PROXY STATEMENT    25

| Compensation Discussion and Analysis

2019 Performance

In view of our financial performance in 2018 as well as other business accomplishments and peer benchmarking, the compensation committee of our board of directors increased targeted total direct compensation for our NEOs by approximately 8.0% for 2019. Our continued operational and financial progress in 2019 resulted in the Company achieving a number of performance highlights in 2019.

Net Income	NAREIT FFO	Core Operating Earnings per Share
Net income attributable to common stockholders of $1.43 per diluted share.	NAREIT FFO increased to $3.89 per share.	We experienced 4.3% growth in Core Operating Earnings per share.

Same Property NOI Growth	Balance Sheet Management	Acquisitions and Dispositions
We experienced 2.1% growth in Same Property NOI without termination fees.	Our Net Debt to Operating EBITDAre ratio was 5.4x. We increased our fixed charge coverage to 4.3x.	We had $282 million in property acquisitions and $210 million in property dispositions.

Developments and Redevelopments	Relative Total Shareholder Return
We had $265 million in project starts in 2019 (before partner participation) and had $231 million in project completions in 2019.	Over the three-year period ending in 2019, Regency outperformed the FTSE NAREIT U.S. Shopping Center Index by 700 basis points.

Please see Appendix A for definition of the above terms and a reconciliation of the above metrics to results reported in accordance with generally accepted accounting principles.

Compensation Decisions

In 2019 and early 2020, the compensation committee reviewed the market conditions for executive compensation, considered 2019 performance, and made the following compensation decisions:

Reviewed market compensation practices in connection with CEO succession and approved a multi-year plan for the rising CEO and CFO	Assessed 2019 performance and approved 2019 cash incentive payouts for $3.64 Core Operating Earnings/Share (1.04 times target) and 2.1% NOI Growth (0.80 times target)	Approved payouts for the 2017 – 2019 long-term incentive plan based on Regency’s 700 basis points of outperformance for relative TSR (135% of target)

Approved the peer group to be analyzed for 2020 compensation decisions	Approved the severance/change of control contract for Michael J. Mas effective January 1, 2020	Determined 2020 incentive plans and targets for NEOs

26    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

Elements of Compensation

In allocating compensation, we believe the compensation of our NEOs should be predominantly performance-based because these individuals have the greatest ability to influence our performance. The table below summarizes the allocation of the 2019 compensation opportunity for our CEO during 2019, Mr. Stein, and our other named executive officers based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Changes to Compensation in Connection with CEO Transition

As noted at the beginning of this CD&A, on January 1, 2020, Mr. Stein retired as our CEO and was appointed Executive Chairman of the board and Ms. Palmer was appointed as our new President and CEO. Mr. Mas replaced Ms. Palmer on August 12, 2019 as our new CFO.

In connection with Ms. Palmer’s appointment as CEO, she will receive an initial base salary of $825,000 per year.

As Executive Chairman, Mr. Stein will receive a base salary of $700,000 per year.

In connection with Mr. Mas’ appointment as CFO, his new base salary of $450,000 per year became effective on September 1, 2019 and his base salary increased to $500,000 per year on January 1, 2020.

Base Salary

Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, contributions to the Company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments. Based on such review for 2019, our NEOs received base salary increases that ranged from 2.9% to 3.4%.

Named Executive Officers	2018 Base Salary	2019 Base Salary	% Increase
Martin E. Stein, Jr. Executive Chairman (effective January 1, 2020) Chairman and Chief Executive Officer (during 2019)	$875,000	$900,000	2.9%
Lisa Palmer President and Chief Executive Officer (effective January 1, 2020) Former President and Chief Financial Officer (CFO until August 12, 2019)	$590,000	$610,000	3.4%
James D. Thompson Executive Vice President, Chief Operating Officer	$485,000	$500,000	3.1%
Dan M. Chandler, III Executive Vice President, Chief Investment Officer	$485,000	$500,000	3.1%

2020 PROXY STATEMENT    27

| Compensation Discussion and Analysis

Annual Cash Incentives — Overview

The compensation committee aims to set rigorous performance goals that align pay for performance. A number of factors are considered when calibrating goals including the current operating environment, projected peer performance and the Company’s key strategic objectives.

Regency pays an annual cash incentive based on achievement of key corporate objectives. The annual cash incentives for our NEOs in 2019 were based on 60% Core Operating Earnings per share and 40% Same Property NOI Growth.

The compensation committee believes Core Operating Earnings is representative of our ability to meet our financial commitments and to make distributions to shareholders on a sustainable basis as well as serves as an indicator of growth in our net asset value. Same Property NOI Growth is a primary driver of earnings and net asset value, and the committee felt that incorporating the NOI metric into the NEO incentive plan for 2019 better aligned the incentives of all Company officers.

The 2019 performance criteria for the Core Operating Earnings/Share and Same Property NOI growth metrics is set forth in the following table. Performance between levels will be interpolated, and payouts for performance below the “low” performance level would be made only at the discretion of the compensation committee. To encourage our NEOs to take actions that are in the long-term interests of the Company, our compensation committee may normalize the calculation of Core Operating Earnings per share to not penalize (or overly-benefit) our NEOs for taking actions that are in the best interest of our Company over the long-term but that have a negative impact on Core Operating Earnings such as the sale of assets and debt reduction.

2019 Performance Criteria for Annual Cash Incentives –

Core Operating Earnings/Share (60% Weight at Target)

Performance Level	Multiple of Target	2019 Core Operating Earnings Per Share
Maximum	2.00	$3.81
	1.50	$3.74
	1.25	$3.71
	1.15	$3.67
Target	1.00	$3.63
	0.75	$3.60
Low	0.50	$3.56

2019 Performance Criteria for Annual Cash Incentives –

Same Property NOI Growth (40% Weight at Target)

Performance Level	Base Multiple of Target	Total Multiple with Maximum Peer Outperformance Impact	2019 Same Property NOI Growth
Maximum	1.90	2.00	6.50%
	1.40	1.50	4.50%
	1.20	1.30	3.50%
	1.10	1.15	3.00%
Target	1.00	1.05	2.50%
	0.75	0.75	1.75%
Low	0.50	0.50	1.00%

28    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

Peer outperformance was measured using Green Street’s most recent estimate in January 2020 for the weighted average of NOI growth for the shopping center sector, excluding Regency, and the following adjustments will be made to the base multiple of target for under or over performance.

Regency 2019 Same Property NOI Growth	REG growth less than peer average by 25bps or more	REG growth exceeds peer average by 25 bps – 49 bps	REG growth exceeds peer average by 50 bps or more
>= 3.5%	—	+ 0.075	+ 0.10
3.0% to 3.25%	—	+ 0.025	+ 0.05
2.5% to 2.99%	- 0.05	+ 0.025	+ 0.05
< 1.5%	- 0.10	—	—

Annual Cash Incentives — 2019 Results v. 2019 Incentive Plan Goals

Performance results and the resulting cash awards are presented in the following tables.

2019 Performance Results for Annual Cash Incentives

Performance Metric	Actual Performance	Resulting Multiple of Target Earned
Core Operating Earnings/Share	$3.64	1.04
Same Property NOI Growth (excluding termination fees)	2.1%	0.80

2019 Cash Targets and Resulting Incentives Earned

Name	Core Operating Earnings Per Share: Target	Core Operating Earnings Per Share: Actual Cash Earned	Same Property NOI Growth: Target	Same Property NOI Growth: Actual Cash Earned

Martin E. Stein, Jr.	$756,000	$786,240	$504,000	$403,200

Lisa Palmer	$366,000	$380,640	$244,000	$195,200

Michael J. Mas	$160,680	$167,107	$107,120	$85,696

James D. Thompson	$300,000	$312,000	$200,000	$160,000

Dan M. Chandler, III	$300,000	$312,000	$200,000	$160,000

Long-Term Incentives — Overview

The compensation committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Omnibus Incentive Plan for the purpose of granting various types of equity awards, including stock rights awards (or restricted shares), to provide incentives for management to increase shareholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the Company.

Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Omnibus Incentive Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The committee uses two different stock-based awards to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Performance share awards are awarded subject to the achievement of select performance goals as described below. Restricted share awards are awarded to our Executive Vice Presidents subject to the participant’s ongoing employment with us.

2020 PROXY STATEMENT    29

| Compensation Discussion and Analysis

2019 Long Term Incentive Weighting at Target

Long Term Incentive Component	Chairman/CEO & President/CFO Weight at Target	EVPs Weight at Target	Mas’ Weight at Target (prior to CFO role)

Performance Shares: 2019 – 2021 Relative TSR	100%	80%	50%

Performance Shares: 2019 COE/Share	0%	0%	25%

Performance Shares: 2019 Same Property NOI Growth	0%	0%	25%

Time-based Restricted Shares	0%	20%	0%

Long-Term Incentives — Performance Shares

Performance goals are established for a multi-year performance period to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is calculated and reviewed by the compensation committee, awards are determined, and the corresponding number of shares vest. Dividend equivalents are accrued during the performance period and will vest when the underlying share award vests. No shares will be earned if performance levels are not achieved in excess of threshold levels.

For 2019, performance shares granted to our NEOs on January 1, 2019, were entirely based on total shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index. We believe total shareholder return is our shareholders’ scorecard for our Company, and it is a discerning measure of how the executives perform in the shopping center sector over an extended period.

The performance goals under the 2019 plan that are set in terms of performance in relation to the FTSE NAREIT U.S. Shopping Center Index are outlined below and were articulated in terms of three-year aggregate performance. Total shareholder return considers stock price growth as well as dividends. Performance between levels will be interpolated and such performance shares will be earned after the end of 2021 and will be immediately vested.

2019 – 2021 Performance Criteria for Total Shareholder Return

(Relative to FTSE NAREIT U.S. Shopping Center Index)

Cumulative 3-Year Performance vs. Index	Performance Level	Multiple of Target

+ 20%	Maximum	2.00

+ 10%		1.50

0%	Target	1.00

- 10%	Low	0.50

- 20%	Threshold	0.00

Performance shares awarded to our NEOs in 2017, 2018 and 2019 are set forth in the table for outstanding equity awards at fiscal year-end 2019 on page 38 in this proxy statement.

Our NEOs earned 135% of the target performance share award that was based upon total shareholder return for the 2017 – 2019 performance period. Our relative total shareholder return for this performance period was 2% versus -5% for the FTSE NAREIT U.S. Shopping Center Index—an out-performance of 700 basis points. As the table below illustrates, Regency has outperformed the index in each of the prior three performance periods.

Scorecard for Relative Shareholder Return Performance

Performance Period	FTSE Shopping Center Index	Regency	% of Target Payout

2015—2017	-4%	19%	200%

2016—2018	-21%	-5%	180%

2017—2019	-5%	2%	135%

30    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

Long-Term Incentives — Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period, subject to continued employment with us. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based on goal-achievement and/or continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options.

In January 2019, we granted restricted shares to Messrs. Chandler and Thompson in the amount of $220,000 each. The grants represented 20% of their 2019 long-term incentive target. In August 2019, we granted restricted shares to Mr. Mas in the amount of $200,000 in recognition of his promotion.

401(k) Profit-Sharing Plan

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k) plan pursuant to which we match employee contributions at 100% up to $5,000 for 2019. In addition, the compensation committee has the right to approve additional contributions—including the discretion to make such contribution when our corporate objectives are achieved.

For 2019, the compensation committee approved a discretionary profit-sharing award totaling $1.6 million, and the pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $64,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as national benchmarks.

Compensation on Termination of Employment

Each of our NEOs other than Mr. Mas has a severance and change of control agreement that auto-renewed on January 1, 2019. The agreements will automatically renew on January 1, 2022, for an additional three-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term. Mr. Mas had a severance and change of control agreement that was amended and restated on January 1, 2020 in recognition of his promotion. His new agreement will automatically renew on January 1, 2021, for an additional one-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term.

We believe these agreements are important for retention purposes, as many companies we compete with offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The severance amount payable to each executive officer is a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. With respect to qualifying terminations occurring prior to a change of control, the severance multiple is 1.5 for each of Mr. Stein and Ms. Palmer, and the severance multiple is 1.0 for each of Messrs. Chandler, Mas and Thompson. With respect to qualifying terminations occurring on or after a change of control, the severance multiple is 2.0 for Messrs. Stein, Chandler, Mas and Thompson and Ms. Palmer. We would also pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period.

In the event of a termination without cause or the executive officer leaves for good reason that is not related to a change of control, the executive officer’s unvested equity awards that vest solely on the basis of time will vest on a pro-rated basis and the executive officer’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination.

2020 PROXY STATEMENT    31

| Compensation Discussion and Analysis

Our severance and change of control agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The vesting/cash out of equity awards upon severance after a change of control is at the greater of actual performance to-date or target, except when Regency or any surviving entity cease to be a public company, in which case unvested equity awards are cashed out and performance shares are cashed out at their fair market value as of the date of the change of control with interest through the payment date. For executive officers, if their change of control compensation is subject to excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, they will either pay the excise tax or have their payments capped at a level so there would be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our board of directors or required by law. The Company has a robust executive compensation clawback policy, see “Recoupment/Clawback Policies”.

If an executive officer has delivered written notice of his or her pending retirement and a change of control should occur after such notice is given, the payments and benefits for such retiring officer are limited to the payments and benefits such retiring officer would have received through the contemplated date of retirement.

For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation—Compensation on Termination of Employment.”

Stock Ownership Policy

We have a stock ownership policy, refreshed in early 2020, for our senior officers and outside directors to encourage them to focus on creating long-term shareholder value. The current policy sets stock ownership targets for officers as a multiple of base salary and for outside directors as a multiple of their annual retainer (exclusive of fees for committee service).

The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the Chief Executive Officer, our Executive Vice Presidents, our Managing Directors and members of our board of directors to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain an officer or director. Stock received in lieu of cash for board fees is not subject to the retention requirement. With respect to Senior Vice Presidents, the retention requirement only applies until the Senior Vice President meets his or her stock ownership target. We monitor the ownership of our officers and directors to make sure our ownership policy is followed.

32    REGENCY CENTERS CORPORATION

Compensation Discussion and Analysis |

Policy on Hedging Transactions, Margin Accounts and Stock Pledges

We prohibit our officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of our securities. This prevents our officers and directors from continuing to own our securities without having the full risks and rewards of ownership.

We also prohibit our officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. Our other employees are not subject to such prohibitions.

Recoupment/Clawback Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws.

We have a more expansive clawback policy for our executive officers, which was refreshed effective January 1, 2020, and can be located on our website at www.regencycenters.com. If the Company issues a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the board or committee will have the authority in its sole discretion to recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis.

If the board or committee determines that any covered person has committed misconduct, the board or committee will have the authority in its sole discretion, upon evaluating the associated costs and benefits, to recover any incentive compensation received by any covered person during the three fiscal years preceding the period from the date on which the misconduct first occurred or thereafter, calculated on a pre-tax basis. Recovery of such incentive compensation shall not be the Company’s exclusive remedy for any misconduct.

In making any such determination, the board or committee may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (E) any other factors deemed relevant by the board or committee.

For purposes of a material financial restatement, covered person means any current or former officer who has or had been designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934. For purposes of misconduct, covered person means any current or former officer who has received incentive compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year paid to any “covered employee,” a group that generally includes our NEOs. In December 2019, the IRS issued proposed regulations that expanded the coverage of Section 162(m) to apply to umbrella partnership real estate investment trust (“UPREIT”) structures like ours. Previously, the IRS had indicated in private letter rulings that UPREIT structures had not been subject to Section 162(m). We do not anticipate these changes to Section 162(m) to have a material impact on us. We anticipate our taxable income will increase on an annual basis as a result of the application of Section 162(m). To maintain our status as a real estate investment trust, we are required to distribute at least 90% of our taxable income to our shareholders in the form of dividends. The increase in taxable income resulting from the change in Section 162(m) will be taken into account as our board determines the amount of dividends to be paid to our shareholders in tax years ending on and after December 31, 2019. Although the compensation committee intends to consider the impact of Section 162(m) in structuring compensation programs after the issuance of the IRS regulations, the committee expects its primary focus to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the compensation committee may make awards and structure programs that are non-deductible under Section 162(m).

2020 PROXY STATEMENT    33

| Compensation Committee Report

Compensation Committee Report

For the year ended December 31, 2019, the compensation committee reviewed and discussed the CD&A with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

Deirdre J. Evens, Chair

Joseph F. Azrack

Thomas W. Furphy

David P. O’Connor

34    REGENCY CENTERS CORPORATION

Executive Compensation |

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2019. The amounts reported for stock awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2019 Total Earned Compensation Table for the total compensation realized by each NEO.

SUMMARY COMPENSATION TABLE FOR 2019

Name and Principal Position(1)	Year	Salary		Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Martin E. Stein, Jr. Executive Chairman of the Board (Former CEO)	2019	$900,000		$3,501,615	$1,189,440	$28,486	$5,619,541
	2018	$875,000		$3,150,064	$1,362,200	$32,357	$5,419,621
	2017	$850,000		$2,975,155	$1,737,400	$29,216	$5,591,771
Lisa Palmer President and Chief Executive Officer (Former CFO)	2019	$610,000		$1,800,831	$575,840	$14,134	$3,000,805
	2018	$590,000		$1,620,031	$656,080	$18,312	$2,884,423
	2017	$570,000		$1,500,013	$832,200	$13,248	$2,915,461
Michael J. Mas Executive Vice President, Chief Financial Officer	2019	$412,000	(4)	$540,518	$252,803	$12,340	$1,217,661
James D. Thompson Executive Vice President, Chief Operating Officer	2019	$500,000		$1,100,406	$472,000	$20,068	$2,092,474
	2018	$485,000		$970,061	$539,320	$21,108	$2,015,489
	2017	$468,000		$910,127	$683,280	$20,286	$2,081,693
Dan M. Chandler, III Executive Vice President, Chief Investment Officer	2019 2018 2017	$500,000 $485,000 $468,000		$1,100,406 $970,061 $910,127	$472,000 $539,320 $683,280	$14,576 $15,174 $14,352	$2,086,982 $2,009,555 $2,075,759

(1) Martin E. Stein, Jr. was Chairman and Chief Executive Officer until his transition to Executive Chairman effective January 1, 2020. Lisa Palmer was President and Chief Financial Officer until she vacated her role as Chief Financial Officer and became President effective August 12, 2019. Ms. Palmer became President and Chief Executive Officer effective January 1, 2020. Mr. Mas assumed the position of Executive Vice President, Chief Financial Officer effective August 12, 2019. Mr. Thompson became Executive Vice President, Chief Operating Officer, and Mr. Chandler became Executive Vice President, Chief Investment Officer, effective August 12, 2019.

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index.

2019 Stock Awards. The goals for performance awards granted in 2019 based upon total shareholder return are entirely market-based.

The awards issued on January 31, 2019 assumed (a) stock price volatility of 19.3% for Regency and 19.3% for the index, (b) risk-free interest rates of 2.43%, (c) Regency’s beta versus the index of 0.909, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2019 were valued using the Monte Carlo model at $65.03 per share.

The 2019 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler, Thompson and Mas.

The total for Mr. Mas also includes performance awards granted in 2019 that are not market based but based upon Corporate Operating Earnings per Share and Same Property NOI growth performance. The amount represents the grant date fair value under ASC Topic 718.

2018 Stock Awards. The goals for performance awards granted in 2018 based upon total shareholder return are entirely market-based.

The awards issued on January 29, 2018 assumed (a) stock price volatility of 19.2% for Regency and 18.4% for the index, (b) risk-free interest rates of 2.26%, (c) Regency’s beta versus the index of 0.965, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 29, 2018 were valued using the Monte Carlo model at $65.74 per share.

The 2018 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler and Thompson.

2020 PROXY STATEMENT    35

| Executive Compensation

2017 Stock Awards. The goals for performance awards granted in 2017 based upon total shareholder return are entirely market-based.

The awards issued on January 30, 2017 assumed (a) stock price volatility of 18.0% for Regency and 16.1% for the index, (b) risk-free interest rates of 1.48%, (c) Regency’s beta versus the index of 1.038, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 30, 2017 were valued using the Monte Carlo model at $78.54 per share.

The goals for performance awards granted in 2017 based upon merger synergies are not market-based. These awards were valued at target level of performance. The maximum value of performance awards based upon merger synergies are $1,190,000 for Mr. Stein, $600,000 for Ms. Palmer and $336,000 for each of Messrs. Chandler and Thompson.

The 2017 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler and Thompson.

(3) The amounts in this column for 2019 consist of the following for each executive: (a) a $9,960 contribution to our 401(k) and profit sharing plan, (b) a $1,000 holiday bonus, (c) life insurance premiums of $17,526 for Mr. Stein, $9,108 for Mr. Thompson, $3,174 for Mr. Chandler, $3,174 for Ms. Palmer, and $1,308 for Mr. Mas, and (d) reimbursement of $442 to Mr. Chandler for an executive physical.

(4) The base salary for Mr. Mas was $393,000 until August 31, 2019 and became $450,000 effective September 1, 2019.

Pay Ratio

We have estimated the ratio between our 2019 Chief Executive Officer’s total compensation and the median annual total compensation of all employees (except the chief executive officer). In searching for the median employee we considered taxable compensation totals in 2019. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2019, then we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our Chief Executive Officer in 2019, Mr. Stein, had annual total compensation of $5,619,541 and our Median Employee had annual total compensation of $101,379. Therefore, we estimate that our Chief Executive Officer’s annual total compensation in 2019 is 53 times that of the median of the annual total compensation of all of our employees.

2019 Total Earned Compensation

To supplement the information in the Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each NEO in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position	Year	Total Earned Compensation(1)	Total Compensation from Summary Compensation Table
Martin E. Stein, Jr. Executive Chairman of the Board (Former CEO)	2019	$5,274,699	$5,619,541
	2018	$6,629,922	$5,419,621
	2017	$7,945,151	$5,591,771
Lisa Palmer President and Chief Executive Officer (Former CFO)	2019	$2,852,293	$3,000,085
	2018	$3,235,240	$2,884,423
	2017	$2,876,887	$2,915,461
Michael J. Mas Executive Vice President, Chief Financial Officer	2019	$1,053,964	$1,217,661
James D. Thompson Executive Vice President, Chief Operating Officer	2019	$1,952,158	$2,092,474
	2018	$2,381,527	$2,015,489
	2017	$1,817,190	$2,081,693
Dan M. Chandler, III Executive Vice President, Chief Investment Officer	2019	$1,946,666	$2,086,982
	2018	$2,384,127	$2,009,555
	2017	$1,805,840	$2,075,759

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation table. Total Earned Compensation is not a substitute for Total Compensation. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation table above.

36    REGENCY CENTERS CORPORATION

Executive Compensation |

Grants of Plan-Based Awards

Cash incentive awards under our 2019 incentive plan were based on Core Operating Earnings per share and Same Property NOI Growth during the year ended December 31, 2019. Cash incentive awards based on Core Operating Earnings per share and Same Property NOI Growth were earned at 1.04 and 0.80 times the target level, respectively, under the 2019 incentive plan.

Equity awards that may be earned under our 2019 incentive plan are issuable under our Omnibus Incentive Plan. Our 2019 incentive plan provides for the issuance to the NEOs of performance share awards that are based on specified thresholds for total relative shareholder return during 2019 through 2021. Mr. Mas also has performance shares based on 2019 Core Operating Earnings per share and Same Property NOI Growth.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the threshold levels are not achieved. Earned awards will vest, if at all, at the end of the performance period and be paid in shares. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our NEOs during 2019, all of which were made under our 2019 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date of Equity Incentive Plan Awards		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other stock Awards: # of Shares of Stock	Grant Date Fair Value of Stock Awards
Martin E. Stein. Jr.	1/31/19	(1)	$630,000	$1,260,000	$2,520,000	—	—	—	—	—
	1/31/19	(2)	—	—	—	26,923	53,846	107,692	—	$3,501,615	(3)
Lisa Palmer	1/31/19	(1)	$305,000	$610,000	$1,220,000	—	—	—	—	—
	1/31/19	(2)	—	—	—	13,846	27,692	55,384	—	$1,800,831	(3)
Michael J. Mas	1/31/19	(1)	$133,900	$267,800	$535,600	—	—	—	—	—
	1/31/19	(2)	—	—	—	1,361	2,721	5,442		$176,932	(3)
	1/31/19	(4)	—	—	—	1,361	2,721	5,442		$163,586	(4)
	8/12/19	(5)							3,085	$200,000	(5)
James D. Thompson	1/31/19	(1)	$250,000	$500,000	$1,000,000	—	—	—	—	—
	1/31/19	(2)	—	—	—	6,769	13,538	27,076	—	$880,406	(3)
	1/31/19	(6)	—	—	—	—	—	—	3,385	$220,000	(6)
Dan M. Chandler, III	1/31/19	(1)	$250,000	$500,000	$1,000,000	—	—	—	—	—
	1/31/19	(2)	—	—	—	6,769	13,538	27,076	—	$880,406	(3)
	1/31/19	(6)	—	—	—	—	—	—	3,385	$220,000	(6)

(1) The amount shown represents the range of possible cash incentive awards that could have been earned under our 2019 incentive plan for our Core Operating Earnings per share and Same Property Net Operating Income Growth performance in 2019.

(2) The amounts shown represent the range of stock awards that may be earned under our 2019 incentive plan for performance during 2019 through 2021 for relative total shareholder return. The amounts are based upon the actual grant price of $65.00. Any earned award, together with dividend equivalents on the earned awards, will vest on January 31, 2022 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”

(3) We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The January 31, 2019 awards assumed (a) stock price volatility of 19.3% for Regency and 19.3% for the index, (b) risk-free interest rates of 2.43%, (c) Regency’s beta versus the index of 0.909, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 31, 2019 were valued using the Monte Carlo model at $65.03 per share.

(4) The amounts shown represent the range of stock awards that could have been earned by Mr. Mas for our Core Operating Earnings per share and Same Property NOI Growth performance in 2019.

(5) In recognition of his promotion, Mr. Mas received a restricted share grant that vests 25% per year over four years beginning in August 2020.

(6) The amounts shown are for a restricted share grant that vests 25% per year over four years beginning in 2020.

2020 PROXY STATEMENT    37

| Executive Compensation

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2019 by our NEOs. The amounts include unvested dividend equivalent units earned as of December 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2019

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Martin E. Stein, Jr.	10,405	$656,451	67,251	(3)	$4,242,866
			102,971	(4)	$6,496,440
			111,622	(5)	$7,042,232
Lisa Palmer	6,219	$392,357	33,907	(3)	$2,139,193
			52,957	(4)	$3,341,057
			57,406	(5)	$3,621,745
Michael J. Mas	11,223	$708,059	1,931	(3)	$121,827
			3,298	(4)	$208,071
			16,509	(5)	$1,041,553
James D. Thompson	10,882	$686,545	16,221	(3)	$1,023,383
			25,368	(4)	$1,600,467
			28,065	(5)	$1,770,621
Dan M. Chandler, III	10,882	$686,545	16,221	(3)	$1,023,383
			25,368	(4)	$1,600,467
			28,065	(5)	$1,770,621

(1) These stock rights awards vest as follows:

Mr. Stein (#)	Ms. Palmer (#)	Mr. Mas (#)	Mr. Thompson (#)	Mr. Chandler (#)	Vesting Dates
—	973	1,012	584	584	100% on February 1, 2020
10,405	5,246	4,312	4,290	4,290	50% per year on January 30, 2020 and 2021
—	—	2,758	2,499	2,499	33 1/3% per year on January 29, 2020, 2021 and 2022
—	—	—	3,509	3,509	25% per year on January 31, 2020, 2021, 2022 and 2023
—	—	3,141	—	—	25% per year on August 12, 2020, 2021, 2022 and 2023

(2) The amounts in this column have been computed based on the closing price of our common stock of $63.09 on December 31, 2019, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3) These shares represent the maximum possible awards available on December 31, 2019 under our 2017 incentive plan based on total shareholder return during 2017 through 2019.

(4) These shares represent the maximum possible awards available on December 31, 2019 under our 2018 incentive plan based on total shareholder return during 2018 through 2020.

(5) These shares represent the maximum possible awards available on December 31, 2019 under our 2019 incentive plan based on total shareholder return during 2019 through 2021 for Messrs. Stein, Thompson and Chandler and Ms. Palmer. For Mr. Mas these shares represent the maximum possible awards available on December 31, 2019 under our 2019 incentive plan based on total shareholder return during 2019 through 2021 and Core Operating Earnings per Share and Same Property NOI Growth in 2019.

See “Compensation on Termination of Employment.”

38    REGENCY CENTERS CORPORATION

Executive Compensation |

Options Exercises and Stock Vested in 2019

Our NEOs do not have any options outstanding and did not exercise any options in 2019. The following table sets forth information about the vesting of stock rights awards for our NEOs in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Martin E. Stein, Jr.	67,634	$4,360,635
Lisa Palmer	30,483	$1,970,848
Michael J. Mas	5,019	$323,606
James D. Thompson	20,674	$1,336,099
Dan M. Chandler, III(3)	20,806	$1,344,633

(1) The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2) The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3) $567,699 of the value realized on vesting has been deferred by Mr. Chandler under our non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Participating employees must defer a minimum of $25,000 of incentive compensation. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options (which we do not utilize) and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

2020 PROXY STATEMENT    39

| Executive Compensation

The following table sets forth information about participation by our NEOs in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2019

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Martin E. Stein, Jr.	—	—	$934,388	—	$9,102,870
Lisa Palmer	—	—	—	—	—
Michael J. Mas	—	—	—	—	—
James D. Thompson	—	—	$2,740,747	—	$18,052,563
Dan M. Chandler, III	$641,371	—	$228,314	—	$1,653,364

(1) We have the right to make, but have never made, matching contributions.

(2) Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.

(3) Includes contributions from salary or incentives compensation reported in the summary compensation table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Compensation on Termination of Employment

Messrs. Stein, Thompson and Chandler and Ms. Palmer have severance and change of control agreements that renewed on January 1, 2019, for an additional three-year term. The new agreements will automatically renew on January 1, 2022 for an additional three-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term. Mr. Mas had a severance and change of control agreement that expired on December 31, 2019 and received a new severance and change of control agreement effective January 1, 2020. His agreement expires on December 31, 2020 and automatically renews annually unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our NEOs on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a cash payment equal to a specified multiple (set forth in the table below) of the sum of his or her annual base salary, his or her average annual cash bonus during the past three years, and the annual COBRA premiums the executive would be required to pay to continue health plan coverage under our health plans. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple used to determine the executive’s aggregate severance benefits will increase to the multiple set forth in the table below. In addition, all unvested stock rights awards will vest immediately. Unearned performance shares also will vest at the greater of actual performance or target. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the executive may either pay the excise tax or have such payment capped at a level so there will be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The severance and change of control agreements require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment.

40    REGENCY CENTERS CORPORATION

Executive Compensation |

For one year after termination of employment for any reason, the executive is prohibited from:

◾	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or
◾

directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information.

The agreements do not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2019 and that the severance and change of control agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT

IF TERMINATED ON THE LAST BUSINESS DAY OF 2019(1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Grants		Total
Termination by Regency Without Cause or by the Executive for Good Reason:
Martin E. Stein, Jr.	(1.5x	)	$3,615,750	$26,106	$4,911,356		$8,553,212
Lisa Palmer	(1.5x	)	$2,013,890	$13,228	$2,555,028		$4,582,146
Michael J. Mas	(1.0x	)	$651,699	$22,721	$464,439		$1,138,858
James D. Thompson	(1.0x	)	$1,101,033	$17,404	$1,397,093		$2,515,531
Dan M. Chandler, III	(1.0x	)	$1,101,033	$25,459	$1,397,093		$2,523,586
Qualifying Retirement, Death or Disability:
Martin E. Stein, Jr.	n/a		—	—	$656,454	(4)	$656,454	(4)
Lisa Palmer	n/a		—	—	$392,357	(4)	$392,357	(4)
Michael J. Mas	n/a		—	—	$708,051	(4)	$708,051	(4)
James D. Thompson	n/a		—	—	$686,522	(4)	$686,522	(4)
Dan M. Chandler, III	n/a		—	—	$686,522	(4)	$686,522	(4)
Change of Control:
Martin E. Stein, Jr.	(2.0x	)	$4,821,000	$34,808	$6,891,435		$11,747,243
Lisa Palmer	(2.0x	)	$2,685,187	$17,637	$3,570,068		$6,272,892
Michael J. Mas	(2.0x	)	$1,303,397	$45,441	$1,091,238		$2,440,076
James D. Thompson	(2.0x	)	$2,202,067	$34,808	$2,215,849		$4,452,724
Dan M. Chandler, III	(2.0x	)	$2,202,067	$50,918	$2,215,849		$4,468,834

(1) The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2019. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2) Cash bonus has been computed based on cash incentive compensation paid in 2017, 2018 and 2019 (the three years preceding the date of termination).

(3) Medical, dental and vision insurance payments have been estimated based on current COBRA rates.

(4) The amounts shown do not include performance shares that would vest in 2020, 2021 or 2022 to the extent that we achieve the stated performance goals for those years.

2020 PROXY STATEMENT    41

| Audit Committee Report

Audit Committee Report

Our management is responsible for our internal controls and financial reporting process. The purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on our website at www.regencycenters.com. The directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the Nasdaq Stock Market listing standards applicable to audit committee members. Our board of directors also has determined that Thomas G. Wattles, C. Ronald Blankenship, Karin M. Klein and Peter D. Linneman are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. The board of directors has determined that none of the audit committee members has a relationship with us that may interfere with the member’s independence from us and our management.

The audit committee met with management, KPMG LLP, our independent registered public accounting firm and our internal auditors nine times during the year to consider and discuss the adequacy of our internal controls and the objectivity of our financial reporting. In addition, the audit committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each quarterly meeting, the audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.

The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The audit committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the lead partner selection, approving the fees for their services, and confirming their independence. The audit committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” including the quality of our accounting principles, reasonableness of significant judgments, the clarity of disclosures in the financial statements and critical audit matters addressed during their audit. In addition, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence. KPMG LLP has served as our independent registered public accounting firm since 1993.

In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of Regency’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2019.

Thomas G. Wattles, Chairman

C. Ronald Blankenship

Deirdre J. Evens

Karin M. Klein

Peter D. Linneman

42    REGENCY CENTERS CORPORATION

Proposal Three: Ratification of Appointment of KPMG LLP |

Proposal Three: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2020. KPMG LLP has served as our auditors since 1993, and, for this fiscal year ending December 31, 2020, the current lead audit engagement partner is in his 5th year in that role.

As part of its oversight responsibility, the audit committee, at least annually, evaluates the independent registered public accounting firm’s qualifications, performance, and independence and reports its conclusions to the board. This evaluation was considered when deciding whether or not to reappoint KPMG LLP for the year ended December 31, 2020. Based upon this review, our board of directors believes it is in the best interests of our Company and shareholders to retain KPMG LLP and has unanimously directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed or expected to be billed to Regency by KPMG LLP for the years ended December 31, 2019 and 2018:

	2019	2018

Audit fees(1)	$1,688,000	$1,660,000

Audit-related fees(2)(3)	$125,000	$165,000

Tax fees(3)(4)	$337,650	$322,446

All other fees	$—	$—

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the “Company”)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work).

(2) The amount includes fees for services associated with comfort letters, reviews of documents filed with the SEC, and of consents on SEC registration statements.

(3) The audit committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.

(4) Consists of fees for tax consultation and tax compliance services.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2020.

2020 PROXY STATEMENT    43

| Beneficial Ownership

Beneficial Ownership

Beneficial Ownership of Principal Shareholders

The following table shows information relating to the beneficial ownership of our common stock of each person known to us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The percent of class shown below is based upon shares outstanding as of March 3, 2020.

Name(1)	Number of Shares Owned		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	27,436,225	(2)	16.36%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,308,994	(3)	10.32%
State Street Corporation One Lincoln Street Boston, MA 02111	11,632,140	(4)	6.94%
Norges Bank P.O. Box 1179 Sentrum Oslo, Q8 0107	10,179,323	(5)	6.07%
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	8,840,461	(6)	5.27%

(1) Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC.

(2) Information is as of December 31, 2019 and is based on a report on Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 417,726 shares, shared voting power over 219,749 shares, sole dispositive power over 26,986,688 shares and shared dispositive power over 449,537 shares.

(3) Information is as of December 31, 2019 and is based on a report on Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 15,515,164 shares and sole dispositive power over 17,308,994 shares.

(4) Information is as of December 31, 2019 and is based on a report on Schedule 13G filed with the SEC on February 14, 2020 by State Street Corporation. According to the information provided in the Schedule 13G, State Street Corporation has shared voting power over 9,787,337 shares and shared dispositive power over 11,624,034 shares.

(5) Information is as of December 31, 2019 and is based on a report on Schedule 13G filed with the SEC on January 31, 2020 by Norges Bank. According to the information provided in the Schedule 13G, Norges Bank has sole voting power over 10,179,323 shares and sole dispositive power over 10,179,323 shares.

(6) Information is as of December 31, 2019 and is based on a report on Schedule 13G filed with the SEC on February 14, 2020 by Cohen & Steers, Inc. According to the information provided in the Schedule 13G, Cohen & Steers, Inc. has sole voting power over 4,569,619 shares and sole dispositive power over 8,840,461 shares.

44    REGENCY CENTERS CORPORATION

Beneficial Ownership |

Beneficial Ownership of Directors and Executive Officers

The following table shows information relating to the beneficial ownership of our common stock as of March 3, 2020, of each director and nominee, each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and all directors, nominees and executive officers as a group. As of March 3, 2020, we had 167,715,885 shares of common stock issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Class
Martin E. Stein, Jr.	1,331,359	(3)	—		*
Joseph F. Azrack	9,582		2,605		*
Bryce Blair	16,910		3,171		*
C. Ronald Blankenship	71,147		3,171		*
Deirdre J. Evens	2,073		2,054		*
Thomas W. Furphy	—		2,054		*
Karin M. Klein	381		2,054		*
Peter D. Linneman	30,384		2,605		*
David P. O’Connor	16,120		3,171		*
Lisa Palmer	52,001		—		*
Thomas G. Wattles	46,751		3,171		*
Michael J. Mas	12,230		—		*
James D. Thompson	81,244	(4)	—		*
Dan M. Chandler, III	45,322	(5)	—		*
All directors, nominees and executive officers as a group (a total of 14 persons)	1,710,141		24,056	1.0%

* Less than one percent

(1) Excludes shares that may be acquired by directors or executive officers through the vesting of restricted stock or stock rights awards or stock option exercises.

(2) Shares that can be acquired through the vesting of stock rights awards within 60 days after the date of this proxy statement.

(3) Includes 144,284 shares held in Regency’s non-qualified deferred compensation plan and 1,037 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

◾	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.
◾	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II.
◾	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II.
◾	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.
◾	24,201 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4) Includes 4,322 shares held in a trust for which Mr. Thompson is the co-trustee and 18,671 held by his spouse.

(5) Includes 24,064 shares held in in a trust for which Mr. Chandler is co-trustee and beneficiary.

2020 PROXY STATEMENT    45

| Related Party Transactions

Related Party Transactions

The nominating and governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

◾	transactions that must be disclosed in proxy statements under SEC rules, and
◾

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under Nasdaq Stock Market listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

◾	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and
◾

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under Nasdaq Stock Market listing requirements or (2) from serving on the audit committee, compensation committee or nominating and governance committee under Nasdaq Stock Market and other regulatory requirements.

There have been no related party transactions since January 1, 2019 required to be disclosed under SEC rules.

46    REGENCY CENTERS CORPORATION

Shareholder Proposals and Communications with the Board of Directors |

Shareholder Proposals and Communications with the Board of Directors

Shareholders who wish to have a proposal be included in our proxy statement and form of proxy relating to our 2021 annual meeting or who wish to present a proposal at our 2021 annual meeting, must provide a written copy of their proposal to us at our principal executive offices no later than November 13, 2020 (which is 120 calendar days prior to the anniversary of this year’s mailing date). Proposals must comply with the proxy rules relating to shareholder proposals to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after November 13, 2020 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholders who wish to include a director nominee in our proxy statement and form of proxy to our 2021 annual meeting (proxy access) must send us notice of such nominations at our principal executive offices no later than November 13, 2020 (subject to adjustment if the date of our 2021 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2020 annual meeting). To be eligible for proxy access, shareholders need to have owned shares of our common stock equal to at least 3% of our aggregate issued and outstanding shares of common stock continuously for at least the prior three years. Additional notice and eligibility requirements are described in our bylaws which are available on our website at www.regencycenters.com.

Interested parties who wish to communicate with the board of directors or with a particular director, including our lead director, may send a letter to the Corporate Secretary at our offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

2020 PROXY STATEMENT    47

| Frequently Asked Questions Regarding Annual Meeting Procedures

Frequently Asked Questions Regarding Annual Meeting Procedures

Q: Why did I receive these materials?

Our board of directors is soliciting proxies for our 2020 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, March 9, 2020, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote regardless if you attend the meeting or not. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

Q: Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, March 9, 2020, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had outstanding and entitled to vote 167,722,024 shares of common stock.

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Q: Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come basis.

Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q: What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

Q: What vote is required to approve each item?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. Votes cast includes votes against but exclude abstentions and broker non-votes with respect to a nominee’s election. Our bylaws provide that the current term for a director in an uncontested election who does not receive the vote of the majority of the votes cast with respect to such director’s election shall expire on the date that is the earlier of (i) 90 days from the date on which the voting results are determined or (ii) the date on which an individual is selected by the board of directors to fill the office held by such director.

48    REGENCY CENTERS CORPORATION

Frequently Asked Questions Regarding Annual Meeting Procedures |

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal year 2020, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions are not considered votes cast and will have no effect on whether these proposals are approved or nominees elected.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2020 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.

If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.

Q: How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Our board of directors has designated Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on April 28, 2020. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the 2020 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

2020 PROXY STATEMENT    49

| Frequently Asked Questions Regarding Annual Meeting Procedures

Q: Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Q: How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Q: Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Q: If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet.

If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

Q: How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access our 2020 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date.

50    REGENCY CENTERS CORPORATION

Frequently Asked Questions Regarding Annual Meeting Procedures |

We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Joni Bonnell at the address mentioned in this section.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth in this section.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Joni Bonnell

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7761

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q: Where can I find the voting results of the annual meeting?

The Company will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the annual meeting.

2020 PROXY STATEMENT    51

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Defined Terms

In addition to the required GAAP presentations, the Company uses certain non-GAAP performance measures, as it believes these measures improve the understanding of the Company’s operational results. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

◾

Core Operating Earnings is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-comparable items that affect the Company’s period-over-period performance. Core Operating Earnings excludes from NAREIT FFO: (i) transaction related income or expenses (ii) gains or losses from the early extinguishment of debt; (iii) certain noncash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of markto-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO to Core Operating Earnings.

◾

Development Completion is a property in development that is deemed complete upon the earliest of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) the property features at least two years of anchor operations, or (iii) three years have passed since the start of construction. Once deemed complete, the property is termed a Retail Operating Property the following calendar year.

◾	Fixed Charge Coverage Ratio is calculated as Operating EBITDAre divided by the sum of the gross interest and scheduled mortgage principal paid to our lenders.
◾

NAREIT EBITDAre is a measure of REIT performance, which the NAREIT defines as net income computed in accordance with GAAP, excluding (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains and losses from sales of real estate, (v) impairments of real estate, and (vi) adjustments to reflect the Company’s share of unconsolidated partnerships and joint ventures. We provide a reconciliation of Net Income to NAREIT EBITDAre.

◾

NAREIT Funds From Operations (“NAREIT FFO”) NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains on sales and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT’s definition in effect during that period. Effective January 1, 2019 the Company prospectively adopted the NAREIT FFO White Paper—2018 Restatement (“2018 FFO Whitepaper”), and elected the option of excluding gains on sale and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation, and therefore are calculated as described above, but also include gains on sales and impairments of land. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains on sale and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company’s operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO.

◾

Net Operating Income (“NOI”) is the sum of base rent, percentage rent, recoveries from tenants, other lease income, and other property income, less operating and maintenance expenses, real estate taxes, ground rent, and uncollectible lease income / provision for doubtful accounts. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees. The Company also provides disclosure of NOI excluding termination fees, which excludes both termination fee income and expenses. The Company believes NOI provides useful information to investors to measure the operating performance of its portfolio of companies. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to pro-rata NOI.

2020 PROXY STATEMENT    A-1

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

◾

A Non-Same Property is defined as, during either calendar year period being compared, a property acquired, sold, a Property in Development, a Development Completion, or a property under, or being positioned for, significant redevelopment that distorts comparability between periods. Non-retail properties and corporate activities, including the captive insurance program, are part of Non-Same Property.

◾

Operating EBITDAre begins with NAREIT EBITDAre and excludes certain non-cash components of earnings derived from above and below market rent amortization and straight-line rents. The Company provides a reconciliation of Net Income to NAREIT EBITDAre to Operating EBITDAre.

◾	Property In Development includes properties in various stages of ground-up development.
◾

Property In Redevelopment is a retail operating property under redevelopment or being positioned for redevelopment. Unless otherwise indicated, a Property in Redevelopment is included in the Same Property Pool.

◾	Pro Rata information includes 100% of our consolidated properties plus our economic share (based on our ownership interest) in our unconsolidated real estate investment partnerships.
◾	Retail Operating Property is any retail property not termed a Property in Development. A retail property is any property where the majority of the income is generated from retail uses.
◾

Same Property information includes Retail Operating Properties that were owned and operated for the entirety of both calendar year periods being compared. This term excludes Property in Development, prior year Development Completions, and Non-Same Properties. Properties in Redevelopment are included unless otherwise indicated.

◾

Same Property NOI is provided because we believe the measure provides investors with additional information regarding the operating performances of comparable assets. Same Property NOI excludes all development, non-same property and corporate level revenues and expenses. The Company also provides disclosure of NOI excluding terminate fees, which excludes both terminate fee income and expense.

A-2    REGENCY CENTERS CORPORATION

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core Operating Earnings (in thousands)

For the Periods Ended December 31, 2019, 2018 and 2017

	2019	2018	2017

Reconciliation of Net Income to NAREIT FFO:

Net Income Attributable to Common Stockholders	$239,430	$249,127	$159,949

Adjustments to reconcile to NAREIT Funds From Operations(1):

Depreciation and amortization (excluding FF&E)	402,888	390,603	364,908

Gain on sale of operating properties	(52,958)	(25,293)	(30,402)

Provision for impairment to operating properties	65,074	37,895	—

Gain (loss) on sale of land(2)	(706)	—	—

Exchangeable operating partnership units	634	525	388

NAREIT Funds From Operations	$654,362	$652,857	$494,843

Reconciliation of NAREIT FFO to Core Operating Earnings:

NAREIT Funds From Operations	$654,362	$652,857	$494,843

Adjustments to reconcile to Core Operating Earnings(1):

Acquisition pursuit and closing costs	—	—	138

Merger related costs	—	—	80,715

Income tax benefit	—	—	(9,737)

Gain on sale of land(2)	—	(6,659)	(3,623)

Provision for impairment to land(2)	—	542	—

Hedge ineffectiveness	—	—	(14)

Early extinguishment of debt	11,982	11,172	12,449

Interest on bonds for period from notice to redemption	367	600	—

Merger related debt offering interest	—	—	975

Preferred redemption costs	—	—	12,227

Hurricane losses	—	—	2,596

Straight line rent, net	(8,524)	(17,292)	(18,131)

Above/below market rent amortization, net	(44,666)	(34,171)	(24,287)

Debt premium/discount amortization	(1,776)	(3,263)	(3,340)

Core Operating Earnings	$611,745	$603,786	$544,811

Net Income Attributable to Common Stockholders per Share (Diluted)	$1.43	$1.46	$1.00

Weighted Average Shares For Earnings per Share (Diluted)	167,771	170,100	159,960

NAREIT Funds From Operations per Share (Diluted)	$3.89	$3.83	$3.09

Core Operating Earnings per Share (Diluted)(3)	$3.64	$3.54	$3.40

Weighted Average Shares For NAREIT FFO and Core Operating Earnings per Share (Diluted)	168,235	170,450	160,255

(1) Includes Regency’s consolidated entities and its Pro-rata share of unconsolidated co-investment partnerships, net of Pro-rata share attributable to noncontrolling interests.

(2) Effective January 1, 2019, Regency prospectively adopted the NAREIT FFO White Paper—2018 Restatement, and elected the option of excluding gains on sales and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation of NAREIT FFO, and therefore include gains on sales and impairments of land.

(3) Core Operating Earnings for the year ended December 31, 2018 and 2017 included $8.1 million and $11.6 million, respectively, of capitalized leasing costs which, upon the adoption of the new lease accounting standard ASC Topic 842 on January 1, 2019, are expensed.

2020 PROXY STATEMENT    A-3

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI (in thousands)

For the Periods Ended December 31, 2019 and 2018

	2019	2018

Net Income attributable to common stockholders	$239,430	$249,127

Less:

Management, transaction, and other fees	(29,636)	(28,494)

Other(1)	(58,904)	(56,906)

Plus:

Depreciation and amortization	374,283	359,688

General and administrative	74,984	65,491

Other operating expense, excluding provision for doubtful accounts	7,814	4,744

Other expense (income)	187,610	170,818

Equity in income of investments in real estate excluded from NOI(2)	39,807	56,680

Net income attributable to noncontrolling interests	3,828	3,198

NOI	839,216	824,346

Less non-same property NOI(3)	(31,073)	(34,112)

Same Property NOI	$808,143	$790,234

% change	2.3%

Same Property NOI without Termination Fees	$805,247	$788,894

% change	2.1%

Same Property NOI without Termination Fees or Redevelopments	$764,627	$749,425

% change	2.0%

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3) Includes revenues and expenses attributable to Non-Same Properties, Projects in Development, corporate activities, and noncontrolling interests.

A-4    REGENCY CENTERS CORPORATION

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income to NAREIT EBITDAre and Operating EBITDAre (in thousands)

For the Periods Ended December 31, 2019 and 2018

	2019	2018

Reconciliation of Net Income to NAREIT EBITDAre:

Net Income	$243,258	252,325

Adjustments to reconcile to NAREIT EBITDAre(1):

Interest expense	177,221	174,770

Income tax expense	757	—

Depreciation and amortization	407,304	395,005

Gain on sale of operating properties	(52,958)	(25,293)

Provision from impairment to operating properties	65,074	37,895

Gain on sale of land(2)	(706)	—

NAREIT EBITDAre	$839,950	834,702

Reconciliation of NAREIT EBITDAre to Operating EBITDAre:

NAREIT EBITDAre	$839,950	834,702

Adjustments to reconcile to Operating EBITDAre(1):

Gain on sale of land(2)	—	(6,659)

Provision for impairment to land	—	542

Early extinguishment of debt	11,982	11,172

Straight line rent, net	(8,641)	(17,390)

Above/below market rent amortization, net	(44,723)	(34,208)

Operating EBITDAre	$798,568	788,159

(1) Includes Regency’s consolidated entities and its pro-rata share of unconsolidated co-investment partnerships.

(2) Effective January 1, 2019, Regency prospectively adopted the NAREIT FFO White Paper—2018 Restatement, and elected the option of excluding gains on the sales and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation of NAREIT FFO, and therefore include gains on sales and impairments of land.

2020 PROXY STATEMENT    A-5

Regency centers REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E94224-P35768 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REGENCY CENTERS CORPORATION The Board of Directors recommends you vote FOR each nominee listed: 1. Election of Directors For Against Abstain Nominees: 1a. Martin E. Stein, Jr. ! ! ! 1b. Joseph F. Azrack ! ! ! The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3. 1c. Bryce Blair ! ! ! 2. Adoption of an advisory resolution approving executive ! ! ! compensation for fiscal year 2019. 1d. C. Ronald Blankenship ! ! ! 3. Ratification of appointment of KPMG LLP as the ! ! ! Company’s independent accountants for the year ending 1e. Deirdre J. Evens December 31, 2020. ! ! ! NOTE: Such other business as may properly come before the 1f. Thomas W. Furphy ! ! ! meeting or any adjournment thereof. 1g. Karin M. Klein ! ! ! 1h. Peter D. Linneman ! ! ! 1i. David P. O’Connor ! ! ! 1j. Lisa Palmer ! ! ! 1k. Thomas G. Wattles ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E94225-P35768 REGENCY CENTERS CORPORATION Annual Meeting of Shareholders April 29, 2020 9:00 AM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on April 29, 2020, at Ponte Vedra Inn and Club, Seafoam Room, Surf Club Building, 200 Ponte Vedra Blvd., Ponte Vedra Beach, Florida 32082 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side